April 18, 2022

Ted Scartz
1702 Georgia Club Drive
Statham, Georgia 30666

Dear Ted,

Blue Bird is please to confirm our offer of employment on the following terms and conditions.

Your Position

You agree to serve in the full-time position of SVP and General Counsel, based in our Macon, GA offices, with an expected start date of May 9, 2022. You will report to the President and CEO. You agree to devote substantially all of your business time, attention and energies to the business of Company and to the proper and timely discharge of your duties.

Salary

Your initial annual base salary will be $285,000, payable on the Company’s regular payroll cycle, which is currently on the 10th and 25th of each month.

Bonus

You will be eligible to participate in the annual Blue Bird Management Incentive Bonus Plan (“MIP”) with a target of 50% of your base salary. Participation for FY22 will be pro-rated based on your start date. Funding of the MIP is based on achievement of financial metrics approved by the Compensation Committee. The Compensation Committee has discretion to substantially increase the payout of the MIP bonus if the Company’s performance exceeds the target financial metrics.

Equity Awards

You will be eligible to participate in Blue Bird’s annual Long-Term Incentive Equity Plan (“LTI”) with a target of 50% of your base salary. Since becoming a public company in 2015, the LTI Awards have included a mix of stock options and restricted stock units (“RSUs”). As an example for FY2022, LTI Awards for SVP level officers reporting to the CEO included 50% stock options and 50% RSUs. The LTI Awards are subject to a time and performance vesting requirements established by the Board. Given the timing of your start date, you will be eligible for the LTI plan starting in FY2023. We typically review and seek Compensation Committee approval for the annual LTI grant in October and December of each year.

Sign-on Incentive

On or before June 1, 2022, the Company will make a one-time sign-on incentive payment to you of $75,000. You agree to reimburse the Company, and authorize any payroll deductions toward such reimbursement, the full amount of this incentive payment if you resign before one year after your start date without the Company’s approval.

You will also be granted a sign-on LTI award consisting of RSUs that equate to 100% of your applicable base salary. These shares will vest over four equal trenches on July 1, 2022, Jul 1, 2023, July 1, 2024 and July 1, 2025 in accordance with the terms of your award agreement and the LTI plan. Please note that the vesting criteria is time based and requires active employment status as of vesting date.

Withholding

All pay, incentives and other compensation shall be subject to applicable withholdings for federal, state and local taxes and shall be payable in accordance with state and federal law and the Company’s regular payroll policies.

Your Benefits

While employed by the Company, you may be entitled to participate in certain benefit plans. Benefits details and eligibility requirements are available in Human Resources. Under current plan terms, employees are eligible for benefits after 90 days of continuous service as of their date of hire. Presently, we offer the following group benefits:

•Medical and pharmacy benefits
•Optional Dental coverage
•Optional vision coverage
•Flexible Spending Accounts and Dependent Care options
•Life insurance and AD&D
•Blue Bird 401(k) Plan

Bluebird will reimburse you for any applicable COBRA costs until you become eligible for Bluebird benefits.

Expense Reimbursement

You shall be entitled to receive reimbursement for all appropriate traveling and other business expenses incurred by you in connection with your employment duties, in accordance with the policies of the Company in effect from time to time.

Relocation

As you are expected to work in Macon during the workweek, our offer includes relocation benefits administered through a third-party vendor we use for executive relocations. These benefits include temporary corporate housing through November 2023. You will be required to sign a relocation/corporate housing repayment agreement in connection with these benefits.

Employment at Will

Please note that your employment by the Company will be at will and may be terminated at any time for any reason without notice, subject to the Company’s generally applicable employment policies.

Amendment or Termination of Plans or Practices

The Company continues to reserve the right to modify, amend or terminate any of the employee benefit plans or practices described in these materials. In all cases, the plan rules are the exclusive source for determining rights and benefits under a benefit or compensation plan and those plans shall govern if there is conflict with these materials.

E-Verify

As a federal contractor, we are required to verify the eligibility of all new hires to the Department of Homeland Security utilizing the E-Verify website. As such, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days from your date of hire, or our employment relationship with you may be terminated. If you are unsure what documents are acceptable, please contact me prior to your start date for the current list.

Disclosure, Confidentiality, Non-Compete and Non-Solicitation
If you have not already done so, we ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of this offer and your employment, you will be required to sign and abide by the Protective Covenants Agreement, attached here as Exhibit A.

In the coming days we will provide you with additional information regarding employment at Blue Bird. Please let me know if you have any questions or if there is anything we can do to help make your transition a smooth one.

We look forward to welcoming you at Blue Bird. To accept our offer on the above terms, please email a signed copy of this letter to kim.conklin@blue-bird.com.

Sincerely,

/s/ Matthew Stevenson

Matthew Stevenson
President & CEO
Blue Bird Corporation

Accepted and Agreed:

/s/ Ted M. Scartz            4/19/2022
_________________________        ________________________
        Date

EXHIBIT A

Blue Bird Body Company

Employee Protective Covenants Agreement

This Employee Protective Covenants Agreement (“Protective Covenants Agreement” or “Agreement”)is entered into this May 9, 2022 by and between Blue Bird Body Company (“Company”) a Georgia Corporation with offices at 3920 Arkwright Rd. Suite 200, Macon, GA 31210 and Ted Scartz (“Employee”).

Background of This Protective Covenants Agreement. There are certain property rights such as Confidential Information and Intellectual Property owned and used by Company, and Inventions and Works developed and used at and by Company, which are critical to the continued success of Company. Because of their importance to Company and to Company’s employees who are dependent on Company for their livelihood, it is necessary for Company to take all permissible steps to protect these rights. For purpose of this Protective Covenants Agreement references to “Company” shall include its subsidiaries and affiliated entities.

Company is requiring Employee to read and sign this Protective Covenants Agreement with Company relating to the protection of these rights so that Employee will understand the importance of such rights and Employee’s obligations to protect them.

1.Definitions.

The following terms used in this Agreement shall have the meanings as set forth below:

(a) “Confidential Information” means information that is disclosed to Employee or known by Employee as a consequence of or through Employee’s employment, which is not generally known in the industry in which Company is or may become engaged, about Company’s business, products, processes, and services, including, but not limited to, information relating to research, development, inventions, computer program designs, programming techniques, flow charts, source code, object code, products under development, manufacturing, purchasing, accounting, engineering, marketing, selling, prices, customer lists, customer requirements, proposals submitted to customers or potential customers, and the documentation thereof, other business or technical information or trade secrets or proprietary information such as a formula, pattern, program, device, compilation of information, method, technique, or process.

(b) “Intellectual Property” shall mean any of the following relating to the Company’s business which are received, created, developed, conceived, or otherwise acquired or made by Employee in connection with Employee’s employment with the Company: (i) computer programming code, designs, technology, techniques, processes, ideas, concepts, discoveries, algorithms, models, improvements, modifications, know-how, methods, developments, proprietary information, data, work product, works of authorship, and inventions (whether or not patentable); and (ii) patents, copyrights, trademarks, service marks, trade secrets, trade dress, or other intellectual property rights associated with the foregoing.

(c) “Invention” means discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, techniques, and formulas, as well as improvements thereof or “know-how” related thereto, relating to any present or prospective activities of Company.

(d) “Works” means all works of authorship in any form fixed in a tangible medium of expression by Employee in the course of, or arising or resulting from, or in connection with Employee’s employment by Company, including but not limited to, flow charts and computer program source code and object code regardless of the medium in which it is fixed, notes, drawings, memoranda, correspondence, documents, records, and notebooks.

(e) “Proprietary Materials” shall mean documents, materials, records, media and other tangible property (confidential or non-confidential) relating to Company’s business which are received, created, developed, conceived, or otherwise acquired or made by Employee in connection with Employee’s employment with Company.

2. Consideration.

Employee acknowledges that Employee is entering into this Protective Covenants Agreement in consideration of Employee’s employment or continued employment by Company, Employee compensation and employment benefits from Company, and in further consideration for Company providing Employee access to Confidential Information and Proprietary Materials of Company to use during the course of Employee’s duties, Employee acknowledges that such consideration is legally sufficient to support enforceability by Company of the covenants in this Agreement.

3. Term.

This Agreement shall commence on Employee’s date of hire. All Employee obligations in this Agreement survives termination unless otherwise terminated by applicable law.

4. Nondisclosure.

During the course of employment with Company, Employee may have occasion to conceive, create, develop, review, or receive information that is considered by Company to be confidential or proprietary, including information relating to inventions, patent, trademark and copyright applications, improvements, know-how, specifications, drawings, cost and pricing data, process flow diagrams, customer and supplier lists, bills, ideas, and/or any other written material referring to same Confidential Information. Both during the term of employment and thereafter:

(a) Employee agrees to maintain in confidence such Confidential Information unless or until: (1) it shall have been made public by an act or omission of a party other than himself or herself; or (2) Employee receives such Confidential Information from an unrelated third party on a non-confidential basis, whichever shall first occur.

(b) Employee further agrees to use all reasonable precautions to ensure that all such Confidential Information is properly protected and kept from unauthorized persons or disclosure.

(c) Upon termination, Employee agrees to promptly return to Company all materials, writings, equipment, models, mechanisms, and the like obtained as a result of his employment with Company, including, but not limited to, all Confidential Information, all of which Employee recognizes is the sole and exclusive property of Company. Employee agrees to make any personal electronic storage device(s) and accounts (such as email and cloud storage accounts) available for inspection upon Company’s request to ensure compliance with this Section.

(d) Employee agrees that Employee will not, without first obtaining the prior written permission of Company: (1) directly or indirectly utilize such Confidential Information in his or her own business; (2) manufacture and/or sell any product that is based in whole or in part on such Confidential Information; or (3) disclose such Confidential Information to any third party, with the exception in (e).

(e) Nothing in this document is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. The individual cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.

Company will not retaliate against the individual in any way for a disclosure made in accordance with the law. In the event a disclosure is made, and Employee files a lawsuit against Company alleging that Company retaliated against Employee because of his or her disclosure, Employee may disclose the relevant trade secret or confidential information to his or her attorney and may use the same in the court proceeding only if (i) Employee ensures that any court filing that includes the trade secret or confidential information at issue is made under seal, and (ii) he or she does not otherwise disclose the trade secret or confidential information except as required by court order.

5. Inventions/Works/ Intellectual Property/Proprietary Materials.

(a) All Inventions and Works made or conceived by Employee, either solely or jointly with others, (i) during Employee’s employment by Company, and (ii) within one (1) year after the date of termination of such employment, whether or not such Inventions are made or conceived during the hours of Employee’s employment or with the use of Company’s facilities, materials, or personnel, will be the property of Company or its nominees, whether patented or not, and Employee will, without royalty or other consideration: (a) inform Company promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved; (b) assign to Company all Employee’s right, title, and interest in and to such Inventions, and applications for United States and foreign Letters Patent, any United States and foreign Letters Patent and renewals thereof granted upon such Inventions; (c) assist Company or its nominees, at the expense of Company, to obtain such United States and foreign Letters Patents for such Inventions as Company may elect; and (d) execute, acknowledge, and deliver to Company at its expense such written documents and instruments, and do such other acts, such as giving testimony in support of Employee’s inventorship as may be necessary in the opinion of Company to obtain and maintain United States and foreign Letters Patent upon such Inventions and to vest the entire right and title thereto in Company, and to confirm the complete ownership by Company of such Inventions. Notwithstanding the foregoing, this Agreement does not apply to inventions that qualify under Georgia or other applicable law as inventions that cannot be required to be assigned.

(b) Employee agrees that all Intellectual Property and Proprietary Materials shall be deemed “work for hire.” Without limiting the prior sentence, Employee hereby assigns to Company all of Employee’s right, title, and interest in any Intellectual Property and Proprietary Materials. Employee hereby discloses prior inventions, in the section provided below, to avoid any possible uncertainty as to ownership. Employee agrees to execute, acknowledge and deliver any and all documents and instruments necessary or useful to confirm complete ownership thereof by Company. Employee waives any and all moral rights Employee may have to the Intellectual Property in the United States and other countries (including without limitation any rights Employee may have under 17 U.S.C. § 106A). At the request and expense of Company, Employee shall promptly cooperate and render whatever assistance may be requested for Company to apply for, obtain, secure and enforce a patent, copyright, trademark, or other protection (in any and all countries) for the Intellectual Property. In the event Company is unable, after reasonable effort, to secure Employee’s signature on any document(s) reasonably necessary to apply for, obtain, secure or enforce any patent, copyright, trademark, or other protection for the Intellectual Property (whether because of Employee’s physical or mental incapacity, incompetence or for any other reason whatsoever), Employee hereby irrevocably makes, constitutes, designates and appoints Company and its duly authorized officers, agents and representatives as Employee’s true and lawful agent and attorney-in-fact to act for and in Employee’s behalf and stead with the power to execute and file such application(s) and to do all other lawfully permitted acts to secure and otherwise further the issuance and prosecution of any patent, copyright, trademark, or other protection for the Intellectual Property, with the same legal force and effect as if executed by Employee.

6. Unfair Competition.

It is stipulated and agreed that Company is engaged in the business of manufacturing, selling, or distributing school and activity buses and step vans and/or is in the business of manufacturing, selling, distributing, assembling or installing powertrains (including internal combustion engine, battery-electric, full cell, or hydrogen) for school and activity buses and step vans for both after-market retrofit or OEM installation. (Such business, together with any other lines of business in which Company becomes engaged during the term of Employee’s employment, being referred to herein as the “Business.”) It is further stipulated and agreed that as a result of Employee’s employment by Company, Employee will have access to valuable, highly confidential, privileged, and proprietary information relating to Company’s Business. Therefore, Employee agrees as follows:

6.1 During the Restrictive Period, Employee shall not directly or indirectly:

6.1.1 Recruit or hire, or attempt to recruit or hire, on behalf of a competing business directly or by assisting others, any employee of Company who is still actively employed by or doing business with Company or its affiliates at the time of the attempted recruiting or hiring, including but not limited to through online social networking website or platforms;

6.1.2 Solicit or accept, or attempt to solicit or accept, directly or by assisting others, any business from any of Company’s customers, including actively sought prospective customers, with whom Employee had material contact during his employment for purposes of providing products or services that are competitive with those provided by Company’s Business, including but not limited to through online social networking website or platforms;

6.1.3 Interfere or attempt to interfere with the terms or other aspects of the relationship between Company and any person or entity from whom Company has purchased equipment, supplies or inventory at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason;

6.1.4 Compete within the Restricted Territory with Company, its successors and assigns by engaging, directly or by assisting others, in the Business as conducted by Company within twelve (12) calendar months prior to termination of the Agreement or in a business substantially similar to the Business as conducted by Company within twelve (12) calendar months prior to termination of the Agreement; or

6.1.5 Provide information to, solicit or sell for, organize or own any interest in (either directly or through any parent, affiliate, or subsidiary Company, partnership, or other entity), or become employed or engaged by, or act as agent for any person, Company, or other entity that is directly or indirectly engaged in a business which is substantially similar to the Business or competitive with Company’s Business; provided, however, that nothing herein shall preclude Employee from (i) engaging in activities or being employed in a capacity that does not actually or potentially compete with Company Business in the Restricted Territory or (ii) holding not more than one percent (1%) of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of Company.

“Restrictive Period” means during Employee’s employment with Company and for a period of one (1) year after the date of the expiration or termination thereof for any reason or, in the alternative, in the in the event a court of competent jurisdiction determines that that one year is overbroad and unenforceable, then Restrictive Period means during Employee’s employment with Company and for a period of nine (9) months after the date of the expiration or termination thereof for any reason. “Restricted Territory” means the United States of America and Canada or, in the alternative, in the event a court of competent jurisdiction determines that the United States of America or Canada is overbroad and unenforceable, then Restricted Territory means the state(s) or geographic areas in which (A) Employee provided services or had responsibilities on behalf of the Company during the last twelve (12) months of employment; and/or (B) the Company engages in business or has customers.

Notwithstanding any the foregoing, nothing in this Agreement shall prevent or prohibit Employee from engaging in the practice of law or otherwise serving in a legal or compliance role for any entity or person.

6.2 In the event of a breach or threatened breach by Employee of any of the restrictive covenants contained in this Paragraph 6, Company, in addition to and not in derogation of any other remedies it may have, shall be entitled to any or all of the following remedies:

6.2.1 It is stipulated that a breach by Employee of the restrictive covenants would cause irreparable damage to Company; Company, in addition to any other rights or remedies which Company may have, shall be entitled to an injunction restraining Employee from violating or continuing any violation of such restrictive covenants; such right to obtain injunctive relief may be exercised, at the option of Company, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which Company may have as a result of any such breach or threatened breach;

6.2.2 Employee agrees that upon breach of any of the restrictive covenants in this Agreement, Company shall be entitled to an accounting and repayment of all profits, royalties, compensation, and/or other benefits that Employee directly or indirectly has realized or may realize as a result of, or in connection with, any such breach.

6.2.3 Employee agrees that the Restrictive Period shall not include any period of time in which Employee is in violation of any of the restrictive covenants.

6.2.4 If any provision of this Paragraph 6 shall be deemed invalid under applicable law as determined by a court of competent jurisdiction, the parties expressly authorize a court of competent jurisdiction to reform, “blue pencil,” or otherwise modify the invalid provision in a manner designed to afford as much protection to the Company’s interest in protecting its customers, prospective customers, territories, and employees as may be afforded by law.

6.3 Employee agrees to give Company written notice upon accepting any new employment or engagement that could implicate the provisions of this Paragraph 6.

7. Representation and warranties.

Employee represents and warrants to Company that he or she is not a party to or otherwise bound by any agreement that may, in any way, restrict his or her right or ability to enter into this Agreement or otherwise be employed by Company. Employee represents that Employee has not and will not bring or disclose to Company, use in its business, or cause it to use any information, material or intellectual property which is confidential or proprietary to any third party, including any previous employer or others, without that third party’s written authorization.

8. Jurisdiction and disputes.

This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. Any and all actions arising from or relating to this Agreement or Employee’s employment shall be exclusively litigated in the state or federal courts of the State of Georgia and the Parties hereby consent to the exclusive jurisdiction of such courts.

Employee further agrees that, because of the importance to Company of its Confidential Information, Inventions, and good will, Company would suffer great harm and irreparable injury if Employee should fail to comply with this Protective Covenants Agreement. In the event of any such failure to comply, Company will seek and could be entitled to substantial remedies and damage recoveries from Employee and any other persons involved by enforcing all legal and equitable remedies (including preliminary and permanent injunctive relief and an accounting of all profits and benefits) that Company has to prevent further injury to Company and to recover all damages due to Company.

9. Severability.

If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from this Agreement.

10. Assignability.

This Agreement and the rights and obligations thereunder are personal with respect to Employee and may not be assigned by any act of Employee or by operation of law. Company shall, however, have the absolute, unfettered right to assign this Agreement to a successor in interest to Company or to the purchaser of any of the assets of Company.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

BLUE BIRD BODY COMPANY EMPLOYEE
By: /s/ Matthew Stevenson By: /s/ Ted M. Scartz
Title: President and CEO Title: SVP & General Counsel
Date: 05/12/22 Date: 5/2/2022